Exhibit 99.2

                 Letter Dated 19 April 2004 to Nigeria-Sao Tome
                    and Principe Joint Development Authority

Dr. Tajudeen Umar                                                  19 April 2004
Chairman of the Board
Nigeria - Sao Tome and Principe Joint Development Authority
Abuja, Nigeria


Dear Dr. Umar

Exercise of preferential rights in the Nigeria-Sao Tome and Principe Joint Development Zone

Further to your letter of 16 April 2004 and to our subsequent discussion, I am pleased to confirm that ERHC will drop conditions 1 (b) and 2 from our letter of 13 April 2004 exercising ERHC rights in the JDZ. I hereby attach the same letter of 13 April 2004 with the conditions removed as a replacement of that same letter. Kindly indicate the JDA's acceptance by signing at the bottom of the letter where indicated.

In all other respects the Administration Agreement remains in effect.

Yours sincerely
s/s CHUDE MBA
Chude Mba
President and Chief Executive Officer

          Attachment to Letter Dated 19 April 2004 to Nigeria-Sao Tome and Principe Joint Development Authority


Dr. Tajudeen Umar                                                  19 April 2004
Chairman of the Board
Nigeria - Sao Tome and Principe Joint Development Authority
Abuja, Nigeria


Dear Dr. Umar

Exercise of preferential rights in the Nigeria-Sao Tome and Principe Joint Development Zone

Thank you for your letter of 29 March 2004 inviting ERHC to exercise its preferential rights in respect of blocks in the JDZ ("the Letter").

ERHC hereby exercises its preferential rights set out in the Administration Agreement between ERHC and the Joint Development Authority ("JDA") dated 7 April 2003 ("the Agreement"), and attaches herewith an Exercise Notice for each relevant block in accordance with the Agreement. This exercise of ERHC's rights is subject to the following in respect of each Exercise Notice:

1(a) If no license is awarded or a license is awarded and subsequently withdrawn by the JDA prior to the commencement of operations, for any reason (for example, a failure by the licensee(s) to meet the signature bonus conditions), ERHC will be entitled to receive its nominated percentage working interest in that block in any future licensing of that block.

ERHC has exercised its rights subject to the foregoing condition because the JDA in the Letter requested ERHC to exercise its options now, before the time and without much of the required information set out in the Agreement; a departure from agreed procedures. For example, under the Agreement, the JDA was to provide ERHC with the names of all the parties to each PSC, and the finally agreed PSC and commercial terms, before ERHC exercised its options.

In exercising its options now, ERHC was mindful of the desire of the State parties to conclude the licensing round as quickly as possible and was therefore keen to assist the JDA in ensuring that the awarding of licenses and commencement of operations proceed speedily. ERHC however emphasizes that, in accordance with clause 4.2 of the Agreement, neither the percentage nor the value of any working interest which ERHC has elected to receive will be diminished or reduced in any way (including through any arrangement the JDA may have or may subsequently conclude with any other party).

Yours sincerely
s/s CHUDE MBA
Chude Mba
President and Chief Executive Officer

s/s TAJUDEEN UMAR
ACCEPTED
For and on behalf of the Joint Development Authority

Dr T S Umar
Chairman of the Board
Joint Development Authority